Exhibit 10.6.1

Amendment Number 1 to the
Eversource Deferred Compensation Plan

Effective February 7, 2018, the Eversource Deferred Compensation Plan is amended as follows:

1.	The definition of “Eligible Trustee” in Article 2 is hereby amended to remove “an” and add “a non-Employee” and shall read as follows:
““Eligible Trustee” means any person serving as a non-employee Eversource Energy Trustee for a particular Plan Year.”

2.	Article 4.5 (A) is hereby amended to add the percentage amount of any annual Equity Award granted to be automatically deferred and shall read as follows:
“(A) Trustee Equity Award. An Eligible Trustee automatically shall be deemed to elect deferral of fifty percent of any annual Equity Award granted as part of the retainer for Board service for any Plan Year, and may, subject to such rules as the Trustees may adopt from time to time, elect to defer or not defer part or all of the remaining fifty percent of such annual Equity Award.”

3.	Article 4.6 (B) is hereby amended to add reference to Equity with respect to deferral elections and shall read as follows:
“(B) Trustee Participants. A Trustee Participant’s Cash and Equity Award Deferral elections for a Particular Year shall terminate as to further deferrals for such Plan Year if such Participant (i) becomes Disabled during such Plan Year, or (ii) receives an Emergency Benefit under the Plan during such Plan Year.”

4.	Article 6.2 (A) is hereby amended to clarify the distribution time of a properly deferred Trustee Participant Equity Award and shall read as follows:
“(A) Affirmative Elections by Participants. All distributions from all Employee Participant Accounts and Trustee Participant Cash Retainer Deferral Accounts hereunder shall be made within 60 days of the Participant’s End Termination Date unless other permitted by the Plan Administrator and properly elected in the Participant’s Enrollment Agreement. Distributions from Trustee Participant Equity Deferral Accounts shall be made on the tenth day of January in the year following the Trustee’s Termination Date unless otherwise permitted by the Plan Administrator and properly elected in the Trustee Participant’s Enrollment Agreement. No Enrollment Agreement shall elect a distribution date sooner than 3 years after the Plan Year for which the deferral is to occur (or earlier termination of Service).”

5.	Article 6.2 (B) is hereby deleted in its entirety and Article 6.2 (C) is renamed Article 6.2 (B).
6.Article 7.2 is hereby amended by deleting the words “within 90 days” and substituting therein “at the election of the Participant’s beneficiary, but in no event later than December 31 of the year following the Participant’s death”.
EVERSOURCE ENERGY SERVICE COMPANY

_________________________________________
Christine M. Carmody
Executive Vice President - Human Resources and
Information Technology